                                                           Page 1 of 19 Pages
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                 SCHEDULE 13G

                     Under the Securities Exchange Act of 1934

                              (Amendment No.    )*


                          3TEC Energy Corporation
                             (Name of Issuer)

                              Common Stock
                     (Title of Class of Securities)

                              88575R308
                            (CUSIP Number)

                         February 3, 2000
         (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     Rule 13d-1(b)

   X Rule 13d-1(c)

     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

     CUSIP NO. 88575R308          13G                      Page 2 of 19 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Assurances I.A.R.D. Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [X]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  0
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                444,423
   February 3, 2000
       BY EACH          7.  SOLE DISPOSITIVE POWER             0
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           444,423

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                       444,423
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           6.7%

 12. TYPE OF REPORTING PERSON *
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 88575R308          13G                           Page 3 of 19 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Assurances Vie Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [X]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  0
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                444,423
   February 3, 2000
       BY EACH          7.  SOLE DISPOSITIVE POWER             0
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           444,423

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                       444,423
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           6.7%

 12. TYPE OF REPORTING PERSON *
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

     CUSIP NO. 88575R308          13G                      Page 4 of 19 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Conseil Vie Assurance Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [X]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  0
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                444,423
   February 3, 2000
       BY EACH          7.  SOLE DISPOSITIVE POWER             0
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           444,423

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                       444,423
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           6.7%

 12. TYPE OF REPORTING PERSON *
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

     CUSIP NO. 88575R308          13G                      Page 5 of 19 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Courtage Assurance Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [X]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  0
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                444,423
   February 3, 2000
       BY EACH          7.  SOLE DISPOSITIVE POWER             0
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           444,423

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                       444,423
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           6.7%

 12. TYPE OF REPORTING PERSON *
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

     CUSIP NO. 88575R308          13G                      Page 6 of 19 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [X]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  0
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                444,423
   February 3, 2000
       BY EACH          7.  SOLE DISPOSITIVE POWER             0
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           444,423

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                       444,423
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           6.7%
 12. TYPE OF REPORTING PERSON *
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 88575R308          13G                           Page 7 of 19 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Financial, Inc.   13-3623351

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [X]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Delaware


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  0
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                444,423
   February 3, 2000
       BY EACH          7.  SOLE DISPOSITIVE POWER             0
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           444,423

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                       444,423
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           6.7%

 12. TYPE OF REPORTING PERSON *
       HC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 88575R308          13G                           Page 8 of 19 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Donaldson, Lufkin & Jenrette, Inc.  13-1898818

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [X]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Delaware


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  0
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                444,423
   February 3, 2000
       BY EACH          7.  SOLE DISPOSITIVE POWER             0
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           444,423

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                       444,423
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           6.7%

 12. TYPE OF REPORTING PERSON *
       HC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 88575R308          13G                           Page 9 of 19 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        DLJ Capital Investors, Inc.  13-3805378

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [X]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Delaware


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  0
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                444,423
   February 3, 2000
       BY EACH          7.  SOLE DISPOSITIVE POWER             0
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           444,423

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                       444,423
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           6.7%

 12. TYPE OF REPORTING PERSON *
       HC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 88575R308          13G                           Page 10 of 19 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Pel-Tex Partners LLC

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [ ]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Delaware


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  0
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                444,423
   February 3, 2000
       BY EACH          7.  SOLE DISPOSITIVE POWER             0
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           444,423

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                       444,423
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           6.7%

 12. TYPE OF REPORTING PERSON *
       OO  (A Limited Liability Company)

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 88575R308          13G                           Page 11 of 19 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        DLJ Fund Investment Partners II L.P.

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [ ]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Delaware


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  0
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                444,423
   February 3, 2000
       BY EACH          7.  SOLE DISPOSITIVE POWER             0
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           444,423

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                       444,423

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           6.7%

 12. TYPE OF REPORTING PERSON *
       PN

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 88575R308          13G                           Page 12 of 19 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        DLJ LBO Plans Management Corporation  13-3743225

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [ ]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Delaware


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  0
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                444,423
   February 3, 2000
       BY EACH          7.  SOLE DISPOSITIVE POWER             0
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           444,423

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                       444,423
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           6.7%

 12. TYPE OF REPORTING PERSON *
       CO

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 88575R308          13G                           Page 13 of 19 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Townes G. Pressler Jr.     ###-##-####

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [ ]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
       United States


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  0
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                444,423
   February 3, 2000
       BY EACH          7.  SOLE DISPOSITIVE POWER             0
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           444,423

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                       444,423
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           6.7%

 12. TYPE OF REPORTING PERSON *
       IN

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                           Page 14 of 19 Pages
Item 1.

(a)Name of Issuer:

          3TEC Energy Corporation

(b)Address:

          1221 Lamar Street,  Houston,  Texas  77010

Item 2.(a) and (b) Names of Persons Filing; Address

          AXA Conseil Vie Assurance Mutuelle,
          100-101 Terrasse Boieldieu
          92042 Paris La Defense France

          AXA Assurances I.A.R.D Mutuelle, and
          AXA Assurances Vie Mutuelle,
          21, rue de Chateaudun
          75009 Paris France

          AXA Courtage Assurance Mutuelle,
          26, rue Louis le Grand
          75002 Paris France

          as a group (collectively, the 'Mutuelles AXA').

          AXA
          9 Place Vendome
          75001 Paris France

          AXA Financial, Inc.
          1290 Avenue of the Americas
          New York, New York 10104

          Donaldson, Lufkin & Jenrette, Inc.
          DLJ Capital Investors, Inc.
          DLJ LBO Plans Management Corporation
          DLJ Fund Investment Partners II  L.P.
          Pel-Tex Partners LLC
          Townes G. Pressler, Jr.
          277 Park Avenue
          New York, New York 10172

          (Please contact Patrick Meehan at (212) 314-5644 with any questions.)

                                                           Page 15 of 19 Pages
Item 2. (c)Citizenship

          Each of the persons filing this statement is a United States citizen, a corporation or limited partnership organized under the laws of a state of the United States or an individual except as noted below:

             Mutuelles AXA and AXA - France

Item 2.(d)Title of Class of Securities:

          Common stock

Item 2.(e)CUSIP Number:

          88575R308


Item 3. Type of Reporting Person:
          AXA Financial, Inc.                                     HC
          The Mutuelles AXA, as a group,                          HC
          AXA                                                     HC
          Donaldson, Lufkin & Jenrette, Inc.                      HC
          DLJ Capital Investors, Inc.                             HC
          DLJ LBO Plans Management Corporation                    CO
          DLJ Fund Investment Partners II  L.P.                   PN
          Pel-Tex Partners LLC                                    OO (1)
          Townes G. Pressler, Jr.                                 IN

   (1) limited Liability Company

                                                    Page 16 of 19 Pages
    Item 4. Ownership as of December 31, 1998:
                                                           (a)        (b)
                                                          Amount    Percent
                                                     Beneficially   of Class
                                                    Owned (Shares)    (1)
   The Mutuelles AXA, as a group (2)                      444,423     6.7%
   AXA  (2)                                               444,423     6.7%
   AXA Financial, Inc.                                    444,423     6.7%
   Donaldson, Lufkin & Jenrette, Inc.                     444,423     6.7%
   DLJ Capital Investors, Inc.                            444,423     6.7%
   DLJ Fund Investment Partners II  L.P.                  444,423     6.7%
   DLJ LBO Plans Management Corporation                   444,423     6.7%
   Pel-Tex Partners LLC                                   444,423     6.7%
   Townes G. Pressler, Jr.                                444,423     6.7%

Each of the AXA entities expressly declares that the filing of this Schedule 13G shall not be construed as an admission that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of any securities covered by this
Schedule 13G.

Each of the subsidiaries of AXA Financial, Inc. operates under independent management and makes independent decisions.

DLJ Fund Investment Partners II L.P., as the controlling member of Pel-Tex
Partners LLC, could be deemed a beneficial owner of the securities reported in this Schedule 13G. DLJ Fund Investment Partners II L.P. expressly declares that the filing of this Schedule 13G shall not be construed as an admission that it is, for the purposes of Section 13(d) of the Exchange Act, the beneficial owner of any securities covered by this Schedule 13G.

DLJ LBO Plans Management Corporation and Townes G. Pressler, Jr., in their capacity as the Managers of Pel-Tex Partners LLC, could be deemed beneficial owners of the securities reported in this Schedule 13G. DLJ Plans Management
Corporation and Townes G. Pressler, Jr. expressly declare that the filing of this Schedule 13G shall not be construed as an admission that they are, for the purposes of Section 13(d) of the Exchange Act, the beneficial owners of any securities covered by this Schedule 13G.

All percentage ownership calculations utilized herein are calculated in accordance with Rule 13d-3(d)(1)(i) and assume that 6,416,965 shares of common stock are actually outstanding on the date of this statement, based upon the number of outstanding shares reported in the Schedule 14A filed on January 11, 2000, as adjusted for the 3-for-1 reverse stock split effective January 18, 2000 and the issuance of 1,085,934 additional shares on February 3, 2000. The
444,423 shares reported in this Schedule 13G include 144,464 shares of Series D
Preferred Stock which are convertible into common stock on a one-for-one basis and 45,702 warrants to acquire common stock.

(b)Percent of class:        6.7%

    ITEM 4. Ownership as of 12/31/98(CONT.)                 Page 17 of 19 Pages
       (c) Deemed Voting Power and Disposition Power:
                                            (i) Sole       (ii) Shared      (iii) Sole power      (iv) Shared
                                          power to vote    power to vote    to dispose or to    power to dispose
                                          or to direct     or to direct        direct the       or to direct the
                                            the vote         the vote        disposition of      disposition of
   The Mutuelles AXA, as a group                    0          444,423                   0             444,423
   AXA                                              0          444,423                   0             444,423
   AXA Financial, Inc.                              0          444,423                   0             444,423
   Donaldson, Lufkin & Jenrette, Inc.               0          444,423                   0             444,423
   DLJ Capital Investors, Inc.                      0          444,423                   0             444,423
   DLJ LBO Plans Management Corporation             0          444,423                   0             444,423
   DLJ Fund Investment Partners II  L.P.            0          444,423                   0             444,423
   Pel-Tex Partners LLC                             0          444,423                   0             444,423
   Townes G. Pressler, Jr.                          0          444,423                   0             444,423

                                                           Page 18 of 19 Pages

Item 5. Ownership of Five Percent or Less of a Class:

        Not Applicable

Item 6.Ownership of More than Five Percent on Behalf of Another Person:

        Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.


     This Schedule 13G is being filed by Equitable Companies; AXA, which beneficially owns a majority interest in Equitable Companies; and the Mutuelles AXA, which as a group control AXA:

    ( ) in the Mutuelles AXAs' capacity, as a group, acting as a parent holding company with respect to the holdings of the following AXA entity or entities;

    ( ) in AXA's capacity as a parent holding company with respect to the holdings of the following AXA entity or entities:

    (X) in EQUITABLE COMPANIES capacity as a parent holding company with respect to the holdings of its following subsidiaries:

         (X) Donaldson, Lufkin & Jenrette, Inc.

         (X) DLJ Capital Investors, Inc.

         (X) Pel-Tex Partners LLC

         (X) DLJ LBO Plans Management Corporation

         (X) Townes G. Pressler, Jr.

         (X) DLJ Fund Investment Partners II L.P., which holds a controlling 60.8% membership interest in Pel-Tex Partners LLC

                                                           Page 19 of 19 Pages

Item 8.Identification and Classification of Members of the Group:

 Not Applicable

Item 9.Notice of Dissolution of Group:

 Not Applicable

Item 10.Certification:

By signing below the Reporting Persons certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 29, 2000

AXA Financial, Inc.


By:
Name:    Alvin H Fenichel
Title:   Senior Vice President and Controller


*Pursuant to the Joint Filing Agreement with respect to Schedule 13G attached hereto as Exhibit A, among AXA Financial, Inc., AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, AXA, Donaldson, Lufkin & Jenrette, Inc., DLJ Capital Investors, Inc., DLJ LBO Plans Management Corporation, DLJ Fund Investment Partners II L.P. , Pel-Tex Partners LLC, and Townes G. Pressler, Jr., this statement of Schedule 13G is filed on behalf of each of them.